Exhibit 99.1


              GENELABS TECHNOLOGIES ANNOUNCES THAT DR. IRENE CHOW
                  RETIRES FROM FULL-TIME CEO RESPONSIBILITIES
                     WHILE REMAINING CHAIRMAN OF THE BOARD
                       JAMES A.D. SMITH APPOINTED AS CEO

REDWOOD CITY, Calif. - February 13, 2004 - Genelabs Technologies, Inc. (Nasdaq:GNLB) today announced that chairman and chief executive officer Irene
A. Chow, Ph.D., will retire from her position as chief executive officer effective March 8, 2004, while remaining chairman of the board of directors. James A.D. Smith, president of Genelabs and a member of the board of directors since 1999, will become chief executive officer, remaining president and a member of the board of directors.

Dr. Chow joined Genelabs as president of the biopharmaceutical division in 1993, when she also became a member of the board of directors. She was appointed to the position of president and chief executive officer in 1995. In 1999, she retired from her full-time role as the chief executive officer of Genelabs, becoming chairman of the board of directors. Dr. Chow returned to full-time status in 2001 and was re-appointed chief executive officer, while retaining the role of chairman. Before joining Genelabs, she was senior vice president of drug development for the pharmaceuticals division of Ciba-Geigy Corporation, USA prior to its merger with Sandoz to become Novartis.

 "Under Dr. Chow's experienced leadership, Genelabs has transformed itself into a drug development and discovery company that has the potential to have a product on the market next year," stated long-time board member H.H. Haight. "The board of directors is grateful for her many achievements, unwavering enthusiasm, dedication and keen insight. We are very pleased that Dr. Chow, as chairman, will continue to provide the company with her strategic insight as it pursues its goals. I believe the near-term opportunities for Genelabs have never been greater, thanks to all of her contributions."

"I am proud that our business is in such great shape," stated Dr. Chow. "We have received an approvable letter from the FDA for our investigational drug, Prestara(TM) for systemic lupus erythematosus, and have an outstanding arrangement in place with Watson Pharmaceuticals for marketing Prestara in North America, if approved by the FDA. We recently completed patient enrollment in our confirmatory clinical trial measuring the effect of Prestara on the bone mineral density of women with lupus on glucocorticoids. We have also recently established an excellent partnership with Tanabe Seiyaku for the Japanese development and marketing rights to Prestara. In research, our drug discovery team is initiating preclinical development on one of our lead compounds for the hepatitis C virus. Finally, our financing efforts in 2003 were successful. These key accomplishments give me confidence in the future of Genelabs and allow me to fulfill my plans to retire from my full-time role as CEO."

Mr. Smith joined Genelabs in 1994 and was appointed president in April 1999. From January 2000 to January 2001 he served as chief executive officer. Before joining Genelabs, Mr. Smith was employed in various executive capacities at ICN Pharmaceuticals.

Dr. Chow concluded, "Jim and I have worked very closely together since he joined Genelabs over ten years ago. He has consistently demonstrated his loyalty to the company and has been closely involved in all important areas of our business. I am delighted that he will be succeeding me as chief executive officer and look forward to continuing to work with him in my role as chairman of the board."

"I am particularly pleased that while retiring from day-to-day operations, Irene will continue to serve as chairman and that Genelabs will benefit from her exceptional insight and wise counsel," stated Mr. Smith. "Genelabs will continue to follow the strategic direction set under Irene's leadership, and we hope to be able to build upon the strong foundation she has established through her many accomplishments."

About Genelabs
--------------
Genelabs Technologies, Inc. is a biopharmaceutical company pioneering the discovery and development of novel pharmaceutical products to improve human health. We have built drug discovery and clinical development capabilities that can support various research and development projects. We are concentrating our capabilities on developing a late-stage product for lupus and discovering novel lead compounds that selectively inhibit replication of the hepatitis C virus (HCV). Through our drug discovery efforts we have synthesized numerous antimicrobial lead compounds, one of which has been selected for preclinical development, and are using high-throughput methods for the discovery of novel lead compounds for HCV. Our clinical development efforts are concentrated on Prestara(TM) (prasterone; Anastar(TM) in Europe) for systemic lupus erythematosus, for which we have received an approvable letter from the U.S. Food and Drug Administration (FDA) and for which we have submitted a Marketing Authorization Application in Europe. For more information about Genelabs, please visit www.genelabs.com.

NOTE: This press release contains forward-looking statements including statements regarding the potential and timing for Prestara(TM) to be marketed in the United States and the prospects for our hepatitis C virus research program. These forward-looking statements are based on Genelabs' current expectations and are subject to uncertainties and risks that could cause actual results to differ materially from the statements made. Uncertainties and risks include, without limitation, the company's capital requirements and history of operating losses; whether the results of the company's clinical trials of Prestara(TM) and other supporting information will be sufficient to support the approval of Prestara(TM) by the FDA, the European Agency for Evaluation of Medicinal Products and other regulatory authorities; delays regarding the regulatory approval process including the timing and scope of approval received, if any; uncertainties and risks regarding market acceptance of Prestara(TM) as a treatment for SLE; uncertainties and risks regarding the company's ability to consummate strategic or corporate partner transactions on favorable terms or at all; the early stage of Genelabs' research programs and uncertainties associated with the preclinical development of compounds, including whether a compound will advance to preclinical testing, clinical trials, or ultimately become a product, and the uncertainty of the timing of any of these; and the validity, scope and enforceability of patents related to the company's technologies. The active ingredient in Prestara(TM) is prasterone, the synthetic equivalent of the androgenic hormone dehydroepiandrosterone (DHEA). Products containing DHEA are currently being marketed by others as dietary supplements. The company has not submitted applications for regulatory review of Prestara(TM) outside the U.S. and Europe. In addition, neither U.S. nor other regulatory authorities have made a determination as to the safety or efficacy of Prestara(TM) for SLE. Please see the information appearing in the company's filings with the Securities and Exchange Commission, including the most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, under the captions "Risk Factors," "Business Risks" and "Forward-Looking Statements" for more discussion regarding these uncertainties and risks and others associated with the company's research programs, early stage of development and other risks which may affect the company or cause actual results to differ from those included in the forward-looking statements. Genelabs does not undertake any obligation to update these forward-looking statements or risks to reflect events or circumstances after the date of this release.